Exhibit 2.1


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                       AGREEMENT OF PURCHASE AND SALE

                                BY AND AMONG

                       THE CRESTLEY COLLECTION, LTD.,

                        THE BRADFORD EXCHANGE, LTD.
                (ONLY WITH RESPECT TO SECTION 12(P) HEREIN)

                                    AND

                               STANHOME INC.

                               APRIL 22, 1997


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                             TABLE OF CONTENTS

                                                                  Page

     1.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . 1

     2.   Purchase and Sale of the Business  . . . . . . . . . . . . 7
          (a)  Basic Transaction . . . . . . . . . . . . . . . . . . 7
          (b)  Purchase Price  . . . . . . . . . . . . . . . . . . . 7
          (c)  The Closing . . . . . . . . . . . . . . . . . . . . . 8
          (d)  Deliveries at the Closing . . . . . . . . . . . . . . 8

     3.   Conditions to Obligation to Close  . . . . . . . . . . . . 8
          (a)  Conditions to Obligation of the Buyer . . . . . . . . 8
          (b)  Conditions to Obligation of the Seller  . . . . . .  10

     4.   Representations and Warranties of the Seller . . . . . .  12
          (a)  Organization of Seller  . . . . . . . . . . . . . .  12
          (b)  Authorization of Transaction  . . . . . . . . . . .  12
          (c)  Noncontravention  . . . . . . . . . . . . . . . . .  12
          (d)  Brokers' Fees . . . . . . . . . . . . . . . . . . .  12
          (e)  The Shares  . . . . . . . . . . . . . . . . . . . .  12
          (f)  Entire Business . . . . . . . . . . . . . . . . . .  13
          (g)  Information . . . . . . . . . . . . . . . . . . . .  13

     5.   Representations and Warranties of the Buyer  . . . . . .  13
          (a)  Organization of Buyer . . . . . . . . . . . . . . .  13
          (b)  Authorization of Transaction  . . . . . . . . . . .  13
          (c)  Noncontravention  . . . . . . . . . . . . . . . . .  14
          (d)  Brokers' Fees . . . . . . . . . . . . . . . . . . .  14
          (e)  Litigation  . . . . . . . . . . . . . . . . . . . .  14
          (f)  Availability of Funds . . . . . . . . . . . . . . .  14
          (g)  Purchase for Investment . . . . . . . . . . . . . .  14
          (h)  Hart-Scott-Rodino Act . . . . . . . . . . . . . . .  14

     6.   Representations and Warranties Concerning Hamilton and Its
          Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  14
          (a)  Organization, Qualification, and Corporate Power  .  15
          (b)  Capitalization  . . . . . . . . . . . . . . . . . .  15
          (c)  Subsidiaries  . . . . . . . . . . . . . . . . . . .  15
          (d)  Noncontravention  . . . . . . . . . . . . . . . . .  16
          (e)  Financial Statements  . . . . . . . . . . . . . . .  16
          (f)  Title to Assets . . . . . . . . . . . . . . . . . .  16
          (g)  Tangible Assets . . . . . . . . . . . . . . . . . .  17
          (h)  Events Subsequent to Most Recent Fiscal Year End  .  17
          (i)  Undisclosed Liabilities . . . . . . . . . . . . . .  19
          (j)  Legal Compliance  . . . . . . . . . . . . . . . . .  19
          (k)  Tax Matters . . . . . . . . . . . . . . . . . . . .  19
          (l)  Real Property . . . . . . . . . . . . . . . . . . .  21
          (m)  Intellectual Property . . . . . . . . . . . . . . .  22
          (n)  Contracts . . . . . . . . . . . . . . . . . . . . .  25
          (o)  Powers of Attorney  . . . . . . . . . . . . . . . .  26
          (p)  Insurance . . . . . . . . . . . . . . . . . . . . .  26
          (q)  Litigation  . . . . . . . . . . . . . . . . . . . .  27
          (r)  Product Warranty  . . . . . . . . . . . . . . . . .  27
          (s)  Product Liability; Advertising Liability  . . . . .  27
          (t)  Employees . . . . . . . . . . . . . . . . . . . . .  27
          (u)  Employee Benefits . . . . . . . . . . . . . . . . .  28
          (v)  Guaranties  . . . . . . . . . . . . . . . . . . . .  30
          (w)  Environment and Safety Matters  . . . . . . . . . .  30
          (x)  Brokers' Fees . . . . . . . . . . . . . . . . . . .  31
          (y)  Certain Business Relationships with Hamilton and Its
               Subsidiaries  . . . . . . . . . . . . . . . . . . .  31

     7.   Pre-Closing Covenants  . . . . . . . . . . . . . . . . .  31
          (a)  General . . . . . . . . . . . . . . . . . . . . . .  31
          (b)  Notices and Consents  . . . . . . . . . . . . . . .  32
          (c)  Operation of Business . . . . . . . . . . . . . . .  32
          (d)  Preservation of Business  . . . . . . . . . . . . .  32
          (e)  Full Access . . . . . . . . . . . . . . . . . . . .  32
          (f)  Notice of Developments  . . . . . . . . . . . . . .  32
          (g)  Exclusivity . . . . . . . . . . . . . . . . . . . .  32
          (h)  Estoppel Letters  . . . . . . . . . . . . . . . . .  33
          (i)  Certain Executives  . . . . . . . . . . . . . . . .  33
          (j)  Delivery of Certain Agreements  . . . . . . . . . .  33

     8.   Post-Closing Covenants . . . . . . . . . . . . . . . . .  34
          (a)  General . . . . . . . . . . . . . . . . . . . . . .  34
          (b)  Litigation Support  . . . . . . . . . . . . . . . .  34
          (c)  Transition  . . . . . . . . . . . . . . . . . . . .  34
          (d)  Confidentiality . . . . . . . . . . . . . . . . . .  34
          (e)  Covenant Not to Compete . . . . . . . . . . . . . .  35
          (f)  Benefits Plans  . . . . . . . . . . . . . . . . . .  35
          (g)  Change of Corporate Names . . . . . . . . . . . . .  35
          (h)  Certain Retained Liabilities  . . . . . . . . . . .  36
          (i)  Severance Policy  . . . . . . . . . . . . . . . . .  37
          (j)  Maintenance of Records for Claims . . . . . . . . .  37
          (k)  Records . . . . . . . . . . . . . . . . . . . . . .  37

     9.   Remedies for Breaches of This Agreement  . . . . . . . .  37
          (a)  Survival of Representations and Warranties  . . . .  37
          (b)  Indemnification Provisions for Benefit of the Buyer  37
          (c)  Indemnification Provisions for Benefit of the
               Seller  . . . . . . . . . . . . . . . . . . . . . .  38
          (d)  Limitation on Indemnification . . . . . . . . . . .  38
          (e)  Matters Involving Third Parties . . . . . . . . . .  39
          (f)  Determination of Adverse Consequences . . . . . . .  40
          (g)  Other Indemnification Provisions  . . . . . . . . .  40

     10.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . .  41
          (a)  Tax Periods Ending on or Before the Closing Date  .  41
          (b)  Tax Periods Beginning Before and Ending After the
               Closing Date  . . . . . . . . . . . . . . . . . . .  41
          (c)  Cooperation on Tax Matters  . . . . . . . . . . . .  42
          (d)  Tax Refunds and Credits . . . . . . . . . . . . . .  42
          (e)  Tax Sharing Agreements  . . . . . . . . . . . . . .  43
          (f)  Certain Taxes . . . . . . . . . . . . . . . . . . .  43

     11.  Termination  . . . . . . . . . . . . . . . . . . . . . .  43
          (a)  Termination of Agreement  . . . . . . . . . . . . .  43
          (b)  Effect of Termination . . . . . . . . . . . . . . .  43

     12.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  44
          (a)  Press Releases and Public Announcements . . . . . .  44
          (b)  No Third Party Beneficiaries  . . . . . . . . . . .  44
          (c)  Entire Agreement  . . . . . . . . . . . . . . . . .  44
          (d)  Succession and Assignment . . . . . . . . . . . . .  44
          (e)  Counterparts  . . . . . . . . . . . . . . . . . . .  44
          (f)  Headings  . . . . . . . . . . . . . . . . . . . . .  44
          (g)  Notices . . . . . . . . . . . . . . . . . . . . . .  45
          (h)  Governing Law . . . . . . . . . . . . . . . . . . .  45
          (i)  Amendments and Waivers  . . . . . . . . . . . . . .  45
          (j)  Severability  . . . . . . . . . . . . . . . . . . .  45
          (k)  Expenses  . . . . . . . . . . . . . . . . . . . . .  46
          (l)  Construction  . . . . . . . . . . . . . . . . . . .  46
          (m)  Incorporation of Exhibits and Schedules . . . . . .  46
          (n)  Specific Performance  . . . . . . . . . . . . . . .  46
          (o)  Submission to Jurisdiction  . . . . . . . . . . . .  46
          (p)  Guarantee . . . . . . . . . . . . . . . . . . . . .  46


     EXHIBITS

     Exhibit A    - Group Subsidiaries

     DISCLOSURE SCHEDULES

     Section 4(g)        -    Information
     Section 6(a)        -    Organization, Qualification and
                              Corporate Power
     Section 6(c)        -    Subsidiaries
     Section 6(d)        -    Noncontravention
     Section 6(e)        -    Financial Statements
     Section 6(f)        -    Title to Assets
     Section 6(g)        -    Tangible Assets
     Section 6(h)        -    Events Subsequent to Most Recent Fiscal
                              Year End
     Section 6(i)        -    Undisclosed Liabilities
     Section 6(j)        -    Legal Compliance
     Section 6(k)        -    Tax Matters
     Section 6(l)(ii)    -    Real Property
     Section 6(m)(i)     -    Intellectual Property
     Section 6(m)(ii)    -    Intellectual Property
     Section 6(m)(iii)   -    Intellectual Property
     Section 6(m)(iv)    -    Intellectual Property
     Section 6(m)(v)     -    Intellectual Property
     Section 6(n)        -    Contracts
     Section 6(p)        -    Insurance
     Section 6(q)        -    Litigation
     Section 6(r)        -    Product Warranty
     Section 6(t)        -    Employees
     Section 6(u)        -    Employee Benefits
     Section 6(w)        -    Environmental and Safety Matters
     Section 6(y)        -    Certain Business Relationships with
                              Hamilton and its Subsidiaries


                       AGREEMENT OF PURCHASE AND SALE

          This Agreement is dated April 22, 1997, by and among The Crestley Collection, Ltd., a Delaware corporation (the "Buyer"), with respect to Section 12(p) below only, The Bradford Exchange, Ltd., an Illinois corporation ("Bradford"), and Stanhome Inc., a Massachusetts corporation (the "Seller"). The Buyer and the Seller are sometimes collectively referred to herein as the "Parties," and separately as a "Party." Capitalized terms used herein have the definitions set forth or referenced in Section 1 hereof.

                                  RECITALS

          WHEREAS, the Seller is the direct owner of all of the issued and outstanding shares of Hamilton Worldwide Holdings, Inc., a Delaware corporation ("Hamilton");

          WHEREAS, the Buyer desires to acquire the entire business of Hamilton and the Group Subsidiaries (excluding the assets described in Section 2(a)(ii) below, but including all assets transferred to the Buyer pursuant to the UK Facilitation Agreement, the Canadian Facilitation Agreement and the German Facilitation Agreement, the "Business") through the purchase of all of the outstanding shares of Hamilton from the Seller and the Seller desires to sell the Business to the Buyer, upon the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                 AGREEMENT

          1.   Definitions.

          "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          "Affiliate" means a Person that, directly or indirectly, controls, or is controlled by, or is under common control with, another Person.

          "Affiliated Group" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

          "Agreement" means this Agreement as executed on the date hereof and as amended and supplemented in accordance with the terms hereof.

          "April 25 Balance Sheet" has the meaning set forth in
     Section 7(c) below.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "Business" has the meaning set forth in the recitals of this Agreement.

          "Business Intellectual Property" has the meaning set forth in Section 6(m)(i) below.

          "Buyer" has the meaning set forth in the preface above. To the extent that the Buyer assigns (whether by asset transfer, transfer of stock or otherwise) the Business in whole or in part to an Affiliate, the term "Buyer" as used herein shall, as the context requires, refer to any such assignee.

          "Canadian Facilitation Agreement" has the meaning set forth in Section 3(a)(ix)(F) below.

          "Cash Payment" has the meaning set forth in Section 2(b) below.

          "Closing" has the meaning set forth in Section 2(c) below.

          "Closing Date" has the meaning set forth in Section 2(c) below.

          "COBRA" has the meaning set forth in Section 6(u) below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means any information concerning the Business that is not already generally available to the public.

          "Controlled Group of Corporations" has the meaning set forth in Code Section 1563.

          "Disclosure Schedule" means the disclosure schedule heretofore delivered to the Buyer by the Seller.

          "EEGG" means Enesco European Giftware Group Limited, a corporation organized under the laws of England and Wales.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan, material fringe benefit plan, incentive, bonus, separation pay, stock option or stock purchase plan or program.

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

          "Enesco" means Enesco Corporation, an Ohio corporation and an indirect wholly owned subsidiary of the Seller.

          "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such of the foregoing are enacted or in effect, prior to or on the Closing Date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" means the party defined as the Escrow Agent in the Escrow Agreement.

          "Escrow Agreement" has the meaning set forth in Section
     3(a)(ix)(I).

          "Escrow Amount" has the meaning set forth in Section 2(b) below.

          "Excess Loss Account" has the meaning set forth in Treasury Regulation Section 1.1502-19.

          "Fiduciary" has the meaning set forth in ERISA Section 3(21).

          "Financial Statements" has the meaning set forth in Section
     6(e) below.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "German Facilitation Agreement" has the meaning set forth in
     Section 3(a)(ix)(H) below.

          "Group Subsidiaries" means the direct and indirect subsidiaries of Hamilton listed on Exhibit A hereto.

          "Hamilton" has the meaning set forth in the recitals to this Agreement.

          "Hamilton Canada" means The Hamilton Collection (Canada) 1992 Inc., a Canadian corporation.

          "Hamilton Germany" means Hamilton Collection (Deutschland) GmbH, a German corporation.

          "Hamilton Savings Plan" has the meaning set forth in Section
     8(f) below.

          "Hamilton Severance Policy" means that certain Severance Policy of Hamilton issued in and effective as of October 1996.

          "Hamilton UK" means The Hamilton Collection Limited (U.K.), a corporation organized under the laws of England and Wales.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
     Antitrust Improvements Act of 1976, as amended.

          "HSR Rules" means the premerger notification rules (16
     C.F.R. Section 801 et. seq.) promulgated under the Hart-Scott-
     Rodino Act.

          "Indemnified Party" has the meaning set forth in Section
     9(d) below.

          "Indemnifying Party" has the meaning set forth in Section
     9(d) below.

          "Initial Balance Sheet" has the meaning set forth in Section
     6(e) below.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, and internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights (registered or unregistered), and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Confidential Information, including all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, databases and related documentation), (g) all rights of publicity and character rights, and (h) all other proprietary rights.

          "Knowledge" means actual knowledge after reasonable investigation. When used herein, the words "Knowledge of the Seller" shall be deemed to include the knowledge of the management of the Seller and/or Hamilton.

          "Leased Real Property" has the meaning set forth in Section 6(l)(ii) below.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Licenses" has the meaning set forth in Section 6(m)(iv) below.

          "License Agreement" has the meaning set forth in Section 3(a)(ix)(E) below.

          "Liens" means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature.

          "Litigation" means any claim, action, suit, inquiry, proceeding or investigation by or before any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

          "Material Adverse Effect" means a material adverse effect on the business, financial condition, operations, or results of operations of Hamilton and the Group Subsidiaries, taken together as a whole.

          "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

          "Most Recent Financial Statements" has the meaning set forth in Section 6(e) below.

          "Most Recent Fiscal Month End" has the meaning set forth in
     Section 6(e) below.

          "Most Recent Fiscal Year End" has the meaning set forth in
     Section 6(e) below.

          "Multiemployer Plan" has the meaning set forth in ERISA
     Section 3(37).

          "Named Executive" means any of (i) Michael W. Burgess, (ii) John D. Mills, (iii) Karl Kunz and (iv) Matthew Jordan.

          "N.C. Cameron" means N.C. Cameron & Sons Limited, a Canadian corporation.

          "Net Book Value" shall mean the total assets reflected on the Initial Balance Sheet or the April 25 Balance Sheet, as the case may be, minus the total liabilities reflected on the Initial Balance Sheet or the April 25 Balance Sheet, as the case may be.

          "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

          "Party(ies)" has the meaning set forth in the preface above.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Products" means collector's plates, dolls, die cast products, figurines, shields, plaques, ornaments and other collectible and giftware items.

          "Prohibited Transaction" has the meaning set forth in ERISA
     Section 406 and Code Section 4975.

          "Purchase Price" has the meaning set forth in Section 2(b) below.

          "Reportable Event" has the meaning set forth in ERISA Section
     4043.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Seller" has the meaning set forth in the preface above.

          "Shares" means Hamilton's common stock, par value $10.00 per share.

          "Subsidiary" of any Person means a corporation, partnership, limited liability company or other entity (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to made decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person; provided that such corporation, partnership, limited liability company or other entity shall be deemed to be a Subsidiary only so long as such ownership exists.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental
     (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Impact" means the amount determined in good faith by the Indemnified Party and the Indemnifying Party to reasonably estimate, on a marginal basis, the actual aggregate net Tax benefit with respect to the Indemnified Party's current and future Tax liabilities (assuming an income Tax rate equal to the highest combined marginal federal, state and local income Tax rate imposed on corporations at the time such determination is made, taking into account the deductibility of state and local Taxes for determining federal taxable income, and discounting future Tax Liabilities at a rate equal to the prime lending rate published in the Wall Street Journal in effect at the time such determination is made) attributable to (i) the item or adjustment resulting in a Tax or (ii) that portion of an Adverse Consequence for which, with respect to both (i) and (ii), the Indemnified Party has a right to indemnification under Section 9 of this Agreement.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Third Party Claim" has the meaning set forth in Section
     9(d) below.

          "Treasury Regulation" means any income tax regulation promulgated under the Code and effective as of April 22, 1997.

          "UK Facilitation Agreement" has the meaning set forth in
     Section 3(a)(ix)(G) below.

          2.   Purchase and Sale of the Business.

               (a)  Basic Transaction.

               (i) On and subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign and deliver to the Buyer and the Buyer shall purchase and acquire all of the issued and outstanding Shares.

               (ii) Notwithstanding anything in this Agreement to the contrary, the following assets shall be specifically excluded from the assets of the Group Subsidiaries being indirectly acquired through the acquisition of all of the Shares (and if any of the following is held by any Group Subsidiary, such Group Subsidiary shall convey the same to the Seller or to the Seller's designee (other than Hamilton or a Group Subsidiary) prior to the Closing Date):

                    (A) the capital stock and, except as described in the German Facilitation Agreement, the assets of Hamilton Germany;
                    (B)  the capital stock of Hamilton UK;
                    (C)  the capital stock of Hamilton Canada; and
                    (D) all Intellectual Property primarily related to the "GIFTNOW," "GIFTSTORE" and "SPORTS IMPRESSIONS" trade names.

               (b) Purchase Price. At the Closing, the Buyer shall pay to the Seller, in immediately available funds, $13,700,000 (the "Cash Payment"), and the Buyer shall deposit $3,800,000 (the "Escrow Amount") into the escrow account established pursuant to the Escrow Agreement (the Cash Payment, together with the Escrow Amount, being referred to herein as the "Purchase Price").

               (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, at 200 E. Randolph Drive, Chicago, Illinois, 60601, commencing at 9:00 a.m. local time on the earlier of May 15, 1997 or a date which is no more than three business days following the satisfaction or waiver of all of the conditions set forth in Sections 3(a) and 3(b), or such other time and/or date as the Buyer and the Seller may mutually determine. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date," and the Closing shall be deemed effective as of the opening of business on the Closing Date.

               (d)  Deliveries at the Closing.  At the Closing,
     (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 3(a) below, and (ii) the Buyer will (A) deliver to the Seller the various certificates, instruments, and documents referred to in
     Section 3(b) below, (B) pay to or for the benefit of the Seller the Purchase Price as prescribed by Section 2(b) above, and (C) pay or cause to be paid to the Seller in immediately available funds an amount equal to the amount of intercompany debt owing to the Seller as reflected on the April 25 Balance Sheet (adjusted up or down to reflect changes in such amount resulting from the conduct of the Business in the Ordinary Course of Business between April 25, 1997 and the Closing Date).

          3.   Conditions to Obligation to Close.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties of the Seller contained herein shall be true and correct in all material respects when made and at and as of the Closing Date except for (A) changes permitted or contemplated hereby and (B) any representation which is true as of a date specified in such representation;

            (ii) the Seller shall have performed and complied with all of its agreements and covenants contained herein to be performed on or prior to the Closing Date in all material respects;

           (iii) there shall have been no material adverse change in the business, financial condition, operations or results of operations of the Business since February 28, 1997;

            (iv) there shall be pending no Litigation which is reasonably likely to result in, and no Litigation has resulted in, an injunction, judgment, order, decree, ruling, or charge which would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (v) the Seller, Hamilton, and the Group Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies described in Section 6(d) of the Disclosure Schedule other than authorizations and approvals which, if not obtained, would not (in the aggregate) have a Material Adverse Effect;

            (vi) the Buyer shall have received the resignations, effective as of the Closing Date, of each director and officer of Hamilton and the Group Subsidiaries other than those whom the Buyer shall have specified in writing prior to the Closing Date;

           (vii) the Buyer shall have received evidence satisfactory to it that Hamilton shall have obtained all of the Intellectual Property (other than the trade names and other rights to "GIFTNOW," "GIFTSTORE" and "SPORTS IMPRESSIONS"), including all customer lists, and customer solicitation, order, purchase and payment history, and licenses and records relating to Intellectual Property, of each of Hamilton Germany and, to the extent used in the Business, EEGG and N.C. Cameron, in each case free and clear of any Lien or encumbrance and subject to no license, sublicense or restriction on use;

          (viii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents reasonably necessary to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer; and

            (ix) the Seller shall have delivered to the Buyer, at the Seller's expense, the following on the Closing Date:

                    (A) a certificate to the effect that each of the conditions specified above in Sections 3(a)(i) through 3(a)(v) is satisfied in all respects;

                    (B) stock certificates representing all of the Shares, duly endorsed in blank or accompanied by appropriate stock powers duly executed in blank, in proper form for transfer;

                    (C)  all of the third party consents specified in
                Section 7(b) below;

                    (D) certified copies of the resolutions duly adopted by the Seller's board of directors, authorizing the execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

                    (E)  the License Agreement and the Wholesale
                License Agreement by and between The Bradford
                Exchange, Ltd. and Enesco, in the form heretofore agreed by the Buyer and the Seller (collectively, the "License Agreements"), executed by Enesco;

                    (F) the Canadian Facilitation Agreement by and among the Buyer, the Seller and N.C. Cameron, substantially in the form heretofore agreed by the Buyer and the Seller (the "Canadian Facilitation Agreement"), executed by the Seller and N.C. Cameron;

                    (G) the UK Facilitation Agreement by and among the Buyer, the Seller and EEGG, substantially in the form heretofore agreed by the Buyer and the Seller (the "UK Facilitation Agreement"), executed by the Seller and EEGG;

                    (H) the German Facilitation Agreement by and among the Buyer, the Seller and Hamilton Germany, substantially in the form heretofore agreed by the Buyer and the Seller (the "German Facilitation Agreement"), executed by the Seller and Hamilton Germany;

                    (I) the Escrow Agreement by and among the Buyer, the Seller and the Escrow Agent, substantially in the form heretofore agreed by the Buyer and the Seller (the "Escrow Agreement"), executed by the Seller and the Escrow Agent;

                    (J)  an opinion from counsel to the Seller,
                substantially in the form heretofore agreed by the Buyer and the Seller, addressed to the Buyer, and dated as of the Closing Date; and

                    (K) such other documents or instruments as the Buyer reasonably requests to effect the transactions contemplated hereby.

     The Buyer may waive any condition specified in this Section 3(a) if it executes a writing so stating at or prior to the Closing.

               (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties of the Buyer contained herein shall be true and correct in all material respects when made and at and as of the Closing Date except for (A) changes permitted or contemplated hereby and (B) any representation which is true as of a date specified in such representation;

               (ii) the Buyer shall have performed and complied with all of its agreements and covenants contained herein to be performed on or prior to the Closing Date in all material respects;

               (iii) there shall be pending no Litigation which is reasonably likely to result in, and no Litigation has resulted in, an injunction, judgment, order, decree, ruling, or charge which would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Seller, Hamilton, and the Group Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies described in Section 6(d) of the Disclosure Schedule other than authorizations and approvals which, if not obtained, would not (in the aggregate) have a Material Adverse Effect;

               (v) all license agreements and other agreements or arrangements between the Seller or any of its Affiliates and Hamilton or a Group Subsidiary shall have been terminated effective upon the Closing Date other than purchase orders entered into in the Ordinary Course of Business;

               (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents reasonably necessary to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller; and

               (vii) the Buyer shall have delivered to the Seller, at the Buyer's expense, the following on the Closing Date:

                    (A) a certificate to the effect that each of the conditions specified above in Sections 3(b)(i) through 3(b)(iv) is satisfied in all respects;

                    (B)  the License Agreements, executed by The
          Bradford Exchange, Ltd.;

                    (C) the Canadian Facilitation Agreement, executed by the Buyer;

                    (D) the UK Facilitation Agreement, executed by the Buyer;

                    (E) the German Facilitation Agreement, executed by the Buyer;

                    (F) the Escrow Agreement, executed by the Buyer and the Escrow Agent; and

                    (G)  an opinion from counsel to the Buyer,
               substantially in the form heretofore agreed by the Buyer and the Seller, addressed to the Seller and dated as of the Closing Date.

     The Seller may waive any condition specified in this Section 3(b) if it executes a writing so stating at or prior to the Closing.

          4. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete, except as set forth in the certificate required by Section 3(a)(ix)(A), as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

               (a)  Organization of Seller. The Seller is a
     corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its properties and to carry on its business as currently conducted.

               (b) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and all of the other agreements, documents and instruments as are contemplated hereby to be executed and delivered by it and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity.

               (c) Noncontravention. Neither the execution and delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby by the Seller, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) violate any provision of its charter, bylaws or other organizational documents or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except, in the cases of (i) and (iii) above, of violations, conflicts, breaches, defaults, acceleration, termination, modification, cancellation or failures to give notice which would not have a Material Adverse Effect.

               (d) Brokers' Fees. None of the Seller, Hamilton and their respective Subsidiaries and Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer, its Affiliates, Hamilton or any Group Subsidiary is liable or obligated.

               (e) The Shares. The Seller holds of record and owns beneficially all of the Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Hamilton (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Hamilton or any Group Subsidiary. The Seller has, and at the Closing will transfer to the Buyer, good title to the Shares, free and clear of all Liens.

               (f) Entire Business. The sale and delivery of the Shares by the Seller to the Buyer pursuant to Section 2 hereof will convey to the Buyer all assets and corporate or other entities owned or controlled by the Seller and its Affiliates necessary and sufficient to carry out the design, production, marketing, advertising, promotion, distribution and sale of the Products of the Business, in substantially the same manner as conducted prior to the Closing Date, within the United States. The Business includes all corporate or other entities owned or controlled by the Seller and its Affiliates which have conducted or conduct business in the United States under the trade name "Hamilton Collection," "Museum Collections," "CPG" or "Rivershore," any derivation of said trade names or any other trade name, trademark or service mark containing the name "Hamilton" that is owned or used by the Seller or its Affiliates. Hamilton Canada (and, to the extent it operates the former business of Hamilton Canada, N.C. Cameron), Hamilton UK (and, to the extent it operates the former business of Hamilton UK, EEGG) and Hamilton Germany are the only entities owned or controlled by the Seller and its Affiliates conducting business outside the United States under the name "Hamilton."

               (g)  Information.   Except as set forth and for the
     reasons specifically stated in Section 4(g) of the Disclosure Schedule, the Seller has provided the Buyer or its representatives with all information in the possession or control of the Seller or its Affiliates requested to be provided to the Buyer or its representatives, the Seller has responded in good faith to all due diligence information requests of the Buyer or its representatives, and all such information has been complete and accurate.

          5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete, except as set forth in the certificate required by Section 3(b)(vii)(A), as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

               (a) Organization of Buyer. The Buyer is a corporation duly authorized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease its properties and to carry on its business as currently conducted.

               (b) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and all of the other agreements, documents and instruments as are contemplated hereby to be executed and delivered by it and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity.

               (c) Noncontravention. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby by the Buyer, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, (ii) violate any provision of its charter, bylaws or other organizational documents or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

               (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

               (e) Litigation. As of the date of this Agreement, there is no Litigation pending or, to the Buyer's Knowledge, threatened (i) against the Buyer which is reasonably likely to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. The Buyer is not subject to any outstanding orders, rulings, judgments or decrees which would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

               (f) Availability of Funds. The Buyer has sufficient cash or committed facilities to consummate the transactions contemplated hereby and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

               (g) Purchase for Investment. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or as nominee or agent for any other Person, or with any present intention of distributing the Shares. The Buyer agrees that the Shares may only be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of if registered under applicable law (including the Securities Act) or pursuant to an available exemption from all applicable registration requirements.

               (h) Hart-Scott-Rodino Act. The Buyer does not have either "total assets" or "annual net sales" equal to or greater than $10,000,000, in each case as defined in the HSR Rules. No stockholder of the Buyer owns 50% or more of the outstanding voting securities of the Buyer or has the contractual power presently which, together with ownership of voting securities of the Buyer, allows such stockholder to designate 50% or more of the directors of the Buyer. Accordingly, the Buyer is not "controlled by" (as defined in Section 801.1(b)(1)(i) and (2) of the HSR Rules) by any person.

          6. Representations and Warranties Concerning Hamilton and Its Subsidiaries. The Seller represents and warrants to the Buyer that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete, except as set forth in the certificate required by
     Section 3(a)(ix)(A), as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

               (a) Organization, Qualification, and Corporate Power. Each of Hamilton and the Group Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Hamilton and the Group Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Hamilton and the Group Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Business as currently conducted and to own and use the properties owned and used by it. Section 6(a) of the Disclosure Schedule lists the directors and officers of each of Hamilton and the Group Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each of Hamilton and the Group Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of Hamilton and its Subsidiaries are correct and complete. None of Hamilton and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

               (b) Capitalization of Hamilton. The entire authorized capital stock of Hamilton consists of 1,000 Shares, of which 100 Shares are issued and outstanding and no Shares are held in treasury. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Hamilton to redeem, issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Hamilton. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Hamilton.

               (c) Subsidiaries. Section 6(c) of the Disclosure Schedule sets forth for each Subsidiary of Hamilton (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock,
     (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Hamilton have been duly authorized and are validly issued, fully paid, and nonassessable. Either Hamilton or one of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Hamilton, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Hamilton and its Subsidiaries to redeem, sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Hamilton to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Hamilton. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Hamilton. None of Hamilton and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Hamilton.

               (d)  Noncontravention. Except as set forth in
     Section 6(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Hamilton and the Group Subsidiaries is subject, (ii) violate any provision of the charter, bylaws or other organizational documents of any of Hamilton and the Group Subsidiaries or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Hamilton and the Group Subsidiaries is a party or by which it is bound or to which any of its assets (including, without limitation, any Intellectual Property) is subject (or result in the imposition of any Lien upon any of its assets, including, without limitation, any Intellectual Property). None of Hamilton and the Group Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency (including any foreign government or foreign governmental agency) in order for the Parties to consummate the transactions contemplated by this Agreement.

               (e) Financial Statements. The Seller has previously delivered to the Buyer the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income (the "1996 Financial Statements") as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 (the "Most Recent Fiscal Year End") for Hamilton and the Group Subsidiaries; (ii) unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the 2 months ended February 28, 1997 (the "Most Recent Fiscal Month End") for Hamilton and the Group Subsidiaries; and (iii) the balance sheet (the "Initial Balance Sheet") for Hamilton and the Group Subsidiaries as of December 31, 1996 in the form previously delivered to the Buyer. Except as set forth in Section 6(e) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Hamilton and the Group Subsidiaries as of such dates and the results of operations of Hamilton and the Group Subsidiaries for such periods, are correct and complete, and are based on and consistent with the books and records of Hamilton and the Group Subsidiaries.

               (f) Title to Assets. Hamilton and the Group Subsidiaries have good and marketable title to, or a valid leasehold or license interest in, the properties and assets used by them, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except (i) for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, (ii) such as are disclosed in Section 6(f) of the Disclosure Schedule and (iii) Liens for current Taxes not yet due and payable and minor encumbrances, if any, which, in the aggregate, (A) do not materially detract from the value of the assets and (B) do not, in any material respect, impair the continued use of the assets by any of Hamilton and the Group Subsidiaries.

               (g)  Tangible Assets.  Hamilton or the Group
     Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.
     Section 6(g) of the Disclosure Schedule describes all personal property of Hamilton or any of the Group Subsidiaries, other than Products and other inventory in transit, located outside of the state of Florida and the location of such property.

               (h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth in Section 6(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations or results of operations of any of Hamilton and the Group Subsidiaries. Without limiting the generality of the foregoing, and except as set forth in Section 6(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End:

             (i) none of Hamilton and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

            (ii) none of Hamilton and the Group Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000, obligating Hamilton or the Group Subsidiaries without the right to terminate without penalty within 60 days, or outside the Ordinary Course of Business;

           (iii) no party (including any of Hamilton and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any of Hamilton and the Group Subsidiaries is a party or by which any of them is bound;

            (iv) none of Hamilton and the Group Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible;

             (v) none of Hamilton and the Group Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

            (vi) none of Hamilton and the Group Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

           (vii) none of Hamilton and the Group Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $25,000 in the aggregate;

          (viii) none of Hamilton and the Group Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (ix) none of Hamilton and the Group Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

             (x) none of Hamilton and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) there has been no change made or authorized in the charter or bylaws of any of Hamilton and its Subsidiaries;

           (xii) none of Hamilton and the Group Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiii) none of Hamilton and the Group Subsidiaries has redeemed, purchased, or otherwise acquired any of its capital stock;

           (xiv) none of Hamilton and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xv) none of Hamilton and the Group Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xvi) none of Hamilton and the Group Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvii) none of Hamilton and the Group Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary
          Course of Business;

          (xviii)   none of Hamilton and the Group Subsidiaries has
          adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

           (xix) none of Hamilton and the Group Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary
          Course of Business;

            (xx) none of Hamilton and the Group Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

           (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of Hamilton and its Subsidiaries; and

          (xxii) none of Hamilton and its Subsidiaries has agreed to do, enter into or suffer any of the foregoing.

               (i)  Undisclosed Liabilities. Except as set forth on
     Section 6(i) of the Disclosure Schedule, none of Hamilton and its Subsidiaries has any Liability (and the Seller has no Knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

               (j) Legal Compliance. Except as set forth on Section 6(j) of the Disclosure Schedule, each of Hamilton, the Group Subsidiaries and their Affiliates is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where any financial Adverse Consequence arising out of any failure so to comply would not, individually or in the aggregate, exceed $25,000, and no Litigation has been filed or commenced against any of them alleging any failure so to comply.

               (k)  Tax Matters.

             (i) Except as set forth in Section 6(k) of the Disclosure Schedule:

                    (A) Each of Hamilton and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects, except for income Tax Returns which were correct and complete in all respects. Hamilton and its Subsidiaries are not the beneficiary of any extension of time within which to file any Tax Return.

                    (B) All Taxes owed by any of Hamilton and its Subsidiaries (whether or not shown on any Tax Return) have been paid (or reserved for). No claim has been made by an authority in a jurisdiction where any of Hamilton and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of Hamilton and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for Taxes not yet due and payable.

                    (C) Each of Hamilton and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                    (D) There is no dispute or claim concerning any Tax Liability of any of Hamilton and its Subsidiaries claimed or raised by any authority in writing.

                    (E) None of Hamilton and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (F) None of Hamilton and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of Hamilton and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Seller is not a foreign person within the meaning of Code Section 1445(b)(2). Each of Hamilton and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of Hamilton and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of Hamilton and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any Liability for the Taxes of any Person (other than any of Seller and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                    (G) Neither Hamilton nor any of its Subsidiaries will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, (B) as a result of any "closing agreement" as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date or (C) as a result of any intercompany transaction described in Treasury Regulation
          Section 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local, or foreign income Tax law) occurring or existing, as applicable, on or prior to the Closing Date, to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

            (ii) Section 6(k) of the Disclosure Schedule sets forth the following information with respect to each of Hamilton and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of Hamilton and each Subsidiary in its assets; (B) the basis of the stockholder(s) of each Subsidiary in its stock; and (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution attributable to Hamilton or any Subsidiary.

           (iii)    The unpaid Taxes of Hamilton and its Subsidiaries
          (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Hamilton and its Subsidiaries in filing their Tax Returns.

            (iv) Section 6(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Hamilton and its Subsidiaries for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all portions of federal income Tax Returns, examination reports, and statements of deficiencies relating to Hamilton and any of the Group Subsidiaries assessed against or agreed to by any of Hamilton and its Subsidiaries since December 31, 1993.

               (l)  Real Property.

             (i) None of Hamilton and the Group Subsidiaries owns any real property.

            (ii) Section 6(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of Hamilton and the Group Subsidiaries (the "Leased Real Property"). The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 6(l)(ii) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 6(l)(ii) of the Disclosure Schedule and except as set forth in Section 6(l)(ii) of the Disclosure Schedule:

                    (A)  the lease or sublease is legal, valid,
                binding and enforceable with respect to Hamilton or any applicable Group Subsidiary (and, to the Knowledge of the Seller, is legal, valid, binding and enforceable with respect to any other party thereto), and in full force and effect;

                    (B)  the consummation of the transactions
                contemplated hereby will not cause the lease or sublease to not be legal, valid, binding and enforceable and in full force and effect on identical terms;

                    (C) neither Hamilton (or any applicable Group Subsidiary) nor, to the Knowledge of the Seller, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder by Hamilton (or such Group Subsidiary) or, to the Knowledge of the Seller, by any other party;

                    (D)  no party to the lease or sublease has
                repudiated any provision thereof;

                    (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                    (F) as to any sublease, the representations and warranties set forth in subsections (A) through (E) above are, to the Knowledge of the Seller, also true and correct with respect to the underlying lease;

                    (G) none of Hamilton and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                    (H) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

                    (I) there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property or other matters adversely affecting the current use, occupancy or value thereof.

               (m)  Intellectual Property.

             (i) Except as set forth in Section 6(m)(i) of the Disclosure Schedule, Hamilton and its Subsidiaries own or have the right to use, pursuant to a valid and enforceable license, sublicense, agreement, or permission, all Intellectual Property necessary for or used in the operation of the Business as currently conducted. Each item of Intellectual Property owned or used by any of Hamilton and its Subsidiaries immediately prior to the Closing hereunder and as of the Closing Date (the "Business Intellectual Property"), including but not limited to the Intellectual Property conveyed to the Buyer in accordance with the UK Facilitation Agreement, the Canadian Facilitation Agreement and the German Facilitation Agreement, will be owned or available for use by Hamilton and its Subsidiaries on the same or more favorable terms and conditions immediately subsequent to the Closing hereunder. Each of Hamilton and its Subsidiaries has taken all necessary action to maintain and protect each item of Business Intellectual Property that it owns or uses and will continue to maintain and protect all of such Intellectual Property prior to the Closing so as to not adversely affect the validity or enforceability thereof.

            (ii) Section 6(m)(ii) of the Disclosure Schedule sets forth a complete and accurate list of, and identifies the owner of, all of the following that are owned by, licensed to, issued to, used by, or filed by or on behalf of, Hamilton or any of its Subsidiaries: (A) all patents and registered trademarks and copyrights and all pending patent applications and other applications for the registration of trademarks and copyrights; (B) all material unregistered trademarks and service marks, trade dress, trade names, corporate names, logos, slogans and internet domain names;
          (C) all material unregistered copyrights for the Products; and (D) all material computer software.

           (iii) Except as set forth in Section 6(m)(iii) of the Disclosure Schedule, with respect to each item of Business Intellectual Property owned by Hamilton or one of its
          Subsidiaries:

                    (A) Hamilton or one of its Subsidiaries possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

                    (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                    (C) no Litigation is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item.

            (iv) Section 6(m)(iv) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses, agreements or permissions pertaining to Business Intellectual Property to which Hamilton or any of its Subsidiaries is a party, either as licensee or licensor (the "Licenses"). The Seller has delivered to the Buyer correct and complete copies of all Licenses (as amended to date). Except as set forth in Section 6(m)(iv) of the Disclosure Schedule, with respect to each License:

                    (A)  the License is legal, valid, binding,
                enforceable, and in full force and effect;

                    (B) neither Hamilton (or any of its Subsidiaries) nor, to the Knowledge of the Seller, any other party to the License, is in breach or default of the License, and no event has occurred which, with notice or lapse of time, would permit termination, modification or acceleration of the License or would constitute a breach or default by Hamilton (or any its Subsidiaries) or, to the Knowledge of the Seller, by any other party to the License;

                    (C) all royalty payments required to have been made under the License have been paid and all royalty payments required to be made by Hamilton or any of its Subsidiaries under such License have been properly accrued;

                    (D) no party to the License has repudiated any provision thereof and none of the Seller, its Affiliates, Hamilton and its Subsidiaries have been notified or have any reason to believe that any License granted to Hamilton or its Subsidiaries will not be renewed if permitted by its terms or will be terminated;

                    (E) with respect to each sublicense included in the Licenses, Seller has received no notice that the representations and warranties set forth in subsections (A) through (D) above are not true and correct with respect to the underlying license;

                    (F)  Seller has received no notice that the
                underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (G) Seller has received no notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                    (H) none of Hamilton and its Subsidiaries has granted any sublicense or similar right with respect to the License; and

             (v) Except as set forth in Section 6(m)(v) of the Disclosure Schedule:

                    (A) each registration pertaining to an item of Business Intellectual Property is valid and enforceable;

                    (B) none of Hamilton and its Subsidiaries has interfered with, infringed, misappropriated, or otherwise conflicted with, and the operation of the Business as currently conducted will not interfere with, infringe, misappropriate, or otherwise conflict with any Intellectual Property rights or rights of privacy of third parties, and since May 1, 1992, neither the Seller nor Hamilton or any of its Subsidiaries has received any charge, complaint, claim, demand or notice regarding any of the foregoing (including any claim that any of Hamilton and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Hamilton and its Subsidiaries; and

                    (C)  the transactions contemplated by this
                Agreement will have no material adverse effect on Hamilton's or any of its Subsidiaries' right, title and interest in and to, or Hamilton's or any of its Subsidiaries' right and ability to use and disclose, any of the Business Intellectual Property or the validity and enforceability thereof.

             (n)    Contracts.  Section 6(n) of the Disclosure
     Schedule lists the following contracts and other agreements to which any of Hamilton and its Subsidiaries is a party:

             (i)    purchase orders in excess of $100,000;

            (ii) any agreement for the lease of personal property to or from any Person providing for payments in excess of $25,000 per annum or obligating Hamilton or any of the Group Subsidiaries without a right to terminate such agreement without penalty within 60 days;

           (iii) any agreement (or group of related agreements), excluding purchase orders, for the purchase or sale of foreign currencies, raw materials, commodities, supplies, products, or other personal property, the distribution or marketing of products or for the furnishing or receipt of services, which cannot be terminated by Hamilton or any of the Group Subsidiaries, without penalty, within 60 days, results in a loss to any of Hamilton and the Group Subsidiaries, or involves consideration in excess of $25,000;

            (iv) any agreement concerning a partnership or joint venture;

             (v) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

            (vi) any agreement with the Seller and its Affiliates (other than Hamilton and the Group Subsidiaries);

           (vii)    any agreement of Hamilton or any of the Group
          Subsidiaries which provides benefits or requires any payment upon a change of control as a result of the consummation of the transactions contemplated hereby;

          (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (ix) any agreement for the employment of any individual on a full-time or part-time or other basis or for consulting services, providing annual compensation in excess of $75,000 or providing severance benefits;

             (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business (excluding the advancement of reasonable business expenses);

            (xi) any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

           (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000;

          (xiii) agreements with the top 15 artists (based on sales) providing material to Hamilton and the Group
          Subsidiaries; or

           (xiv) any agreement pursuant to which Hamilton or any of its Subsidiaries has agreed not to compete.

     The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 6(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 6(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is valid, binding and enforceable with respect to Hamilton or any applicable Group Subsidiary (and, to the Knowledge of the Seller, is valid, binding and enforceable with respect to any other party thereto), and in full force and effect; (B) neither the Seller nor, to the Knowledge of the Seller, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither the Seller nor, to the Knowledge of the Seller, any other party has repudiated any provision of the agreement.

               (o) Powers of Attorney. Except for U.S. Treasury and U.S. Customs Service powers of attorney, there are no outstanding powers of attorney executed by or on behalf of any of Hamilton and the Group Subsidiaries.

               (p) Insurance. Section 6(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Hamilton and the Group Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

             (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

           (iii)    the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

             (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) the policy is valid, binding and enforceable with respect to Hamilton or any applicable Group Subsidiary (and, to the Knowledge of the Seller, is valid, binding and enforceable with respect to any other party thereto), and in full force and effect; (B) neither any of Hamilton and the Group Subsidiaries nor, to the Knowledge of the Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) neither any of Hamilton and the Group Subsidiaries nor, to the Knowledge of the Seller, any other party to the policy has repudiated any provision thereof.

               (q) Litigation. Section 6(q) of the Disclosure Schedule sets forth each instance in which any of Hamilton and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is, to the Knowledge of the Seller, threatened to be made a party to any Litigation. None of the Litigation set forth in Section 6(q) of the Disclosure Schedule would have a Material Adverse Effect.

               (r) Product Warranty. Each product manufactured, sold, leased, or delivered by any of Hamilton and its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and none of Hamilton and its Subsidiaries has any Liability (and the Seller has no Knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them that could reasonably be expected to give rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Hamilton and its Subsidiaries. No product manufactured, sold, leased, or delivered by any of Hamilton and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 6(r) of the Disclosure
     Schedule includes a copy of the standard terms and conditions of product warranties for each of Hamilton and the Group Subsidiaries.

               (s) Product Liability; Advertising Liability. None of Hamilton and its Subsidiaries has any civil or criminal Liability (and the Seller has no Knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them that could reasonably be expected to give rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of Hamilton and its Subsidiaries.
     All advertising or promotional materials published, printed, written or distributed by Hamilton or its Subsidiaries prior to the Closing Date are accurate and complete in all material respects.

               (t) Employees. None of Hamilton and the Group Subsidiaries is a party to or bound by or has any liability with respect to any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of Hamilton and the Group Subsidiaries has committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Hamilton and the Group Subsidiaries. No employees, or agents who are engaged in production, marketing or selling activities on behalf of Hamilton and/or the Group Subsidiaries, are located outside of the state of Florida.

               (u)  Employee Benefits.

             (i) Section 6(u) of the Disclosure Schedule lists each Employee Benefit Plan that any of Hamilton or any of its Subsidiaries maintains, contributes to or has any liability with respect thereto. With respect to each Employee Benefit Plan maintained or contributed to by Hamilton or any of the Group Subsidiaries:

                    (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws. No such Employee Benefit Plan is a Multiemployer Plan.

                    (B) Except as set forth in Section 6(u) of the Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports,
                Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee
                Benefit Plan. The requirements of Part 6 of Subtitle
                B of Title 1 of ERISA and of Code Section 4980B ("COBRA") have been met with respect to each such Employee
                Benefit Plan which is an Employee Welfare Benefit
                Plan which provides health care benefits.

                    (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with appropriate accounting procedures. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (D) Except as set forth in Section 6(u) of the Disclosure Schedule, each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to be a qualified plan meets the require-ments of a "qualified plan" under Code Section 401(a) and has received, a favorable determination letter from the Internal Revenue Service.

                    (E) No such Employee Benefit Plan which is an Employee Pension Benefit Plan is subject to Title IV of ERISA.

                    (F) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, actuarial report and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (ii) With respect to each Employee Benefit Plan that any of Hamilton, its Subsidiaries, and the Controlled Group of Corporations which includes Hamilton and its Subsidiaries maintains or during the prior 6-year period ending on the Closing Date, has maintained or to which any of them contributes, has, during the prior 6-year period ending on the Closing Date, contributed, or has, during the prior 6-year period ending on the Closing Date, been required to contribute:

                    (A) No such Employee Benefit Plan which is a defined benefit Employee Pension Benefit Plan has been completely or partially terminated where liabilities have not been satisfied in full or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or to the Knowledge of the Seller, threatened.

                    (B) None of Hamilton, its Subsidiaries and the Controlled Group of Corporations has engaged in and, to the Knowledge of the Seller, no plan administrator has engaged in any non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the Knowledge of the Seller, threatened.

                    (C) None of Hamilton or its Subsidiaries has incurred, and the Seller has no Knowledge that any of Hamilton or its Subsidiaries would incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan which is a defined benefit Employee Pension Benefit Plan.

           (iii) None of Hamilton, its Subsidiaries, and the other members of the Controlled Group of Corporations that includes Hamilton and its Subsidiaries contributes to, has during the prior 6-year period ending on the Closing Date, contributed to, or has, during the prior 6-year period ending on the Closing Date, been required to contribute to any Multiemployer Plan or has any Liability (including any partial or total withdrawal liability) under any Multiemployer Plan.

            (iv) None of Hamilton and its Subsidiaries maintains or has, during the prior 6-year period ending on the Closing Date, maintained, or contributes, has, during the prior 6-year period ending on the Closing Date, contributed, or has, during the prior 6-year period ending on the Closing Date, been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of Hamilton or any of its Subsidiaries, their spouses, or their dependents (other than in accordance with COBRA).

               (v)  Guaranties.   None of Hamilton and the Group
     Subsidiaries is a guarantor of or otherwise is liable for any Liability or obligation (including indebtedness) of any Person other than Hamilton or a Group Subsidiary.

               (w) Environment and Safety Matters. Except as set forth in Section 6(w) of the Disclosure Schedule:

             (i) Each of Hamilton, the Group Subsidiaries, and their respective Affiliates has complied and is in compliance in all material respects with all applicable
          Environmental and Safety Requirements.

            (ii) Without limiting the generality of the foregoing, each of Hamilton, the Group Subsidiaries, and their respective Affiliates has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to applicable Environmental and Safety Requirements for the occupation of their facilities and the operation of the Business.

           (iii) Neither Hamilton nor any of the Group Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of applicable Environmental and Safety Requirements or any common law standard related to the environment, health or safety, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business and arising under applicable Environmental and Safety Requirements or any related common law (except for such violations, liabilities or potential liabilities as have been completely resolved, including payment of all associated, fines and penalties).

            (iv) To the Knowledge of the Seller, none of the following exists at any property or facility owned or operated in connection with the Business: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments, or disposal areas.

             (v) With respect to the Business, neither Hamilton nor any of the Group Subsidiaries, nor their respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated the Business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements or any common law standard related to the environment, health or safety.

            (vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation, cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

           (vii) With respect to the Business, neither Hamilton nor any of the Group Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements or any common law standard relating to the environment, health or safety.

               (x)  Brokers' Fees. None of Hamilton and the Group
     Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (y) Certain Business Relationships with Hamilton and Its Subsidiaries. Except as set forth in Section 6(y) of the Disclosure Schedule, none of the Seller and its Affiliates (other than Hamilton and its Subsidiaries) owns any asset, tangible or intangible (including Intellectual Property or contractual rights), which is used in the Business. None of the Seller and its Affiliates has provided any services to Hamilton or its Subsidiaries since January 1, 1994, except administrative and corporate services (including tax, legal and insurance administration) and shipping services under existing freight agreements. Except as set forth in Section 6(y) of the Disclosure Schedule, no employee, director or officer of Hamilton or Seller has provided any services to Hamilton or the Group Subsidiaries since January 1, 1994 outside of that Person's regular course of business. Except as set forth in Section 6(y) of the Disclosure Schedule, there are no debts or obligations owing by Hamilton or any of the Group Subsidiaries to the Seller or any of its Affiliates or Subsidiaries (other than Hamilton). All debts and obligations owing to Hamilton or any Group Subsidiary by the Seller or its Affiliates (other than Hamilton or any Group Subsidiary) will be fully paid and discharged on or prior to the Closing Date.

          7. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

               (a) General. Each of the Parties will use (and the Seller will cause Hamilton and its Subsidiaries to use) its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 3 above). Time is of the essence herein.

               (b) Notices and Consents. The Seller will cause each of Hamilton and its Subsidiaries to give any notices to third parties, and will cause each of Hamilton and its Subsidiaries to use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 6(d) above. Any payments to be made in connection with this Agreement with respect to the transfer of any agreement, contract, lease, license, instrument or other arrangement to which any of Hamilton and its Subsidiaries is a party shall be made by the Buyer.

               (c) Operation of Business. The Seller will not cause or permit any of Hamilton and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of Hamilton and its Subsidiaries to (i) redeem, purchase, or otherwise acquire any of its capital stock, (ii) make any material change in the conduct of the Business, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 6(h) above. At least 3 business days prior to the Closing, the Seller will deliver to the Buyer an unaudited balance sheet as of April 25, 1997 (the "April 25 Balance Sheet") for Hamilton and the Group Subsidiaries, prepared in accordance with GAAP applied on a basis (and otherwise presented in a manner) consistent with that utilized by the Seller for the Financial Statements and presenting fairly the financial condition of Hamilton and the Group Subsidiaries as of such date, showing a Net Book Value of at least $16,400,000. The book value of items on this balance sheet will be determined on the basis of the Business as conducted prior to the Closing.

               (d) Preservation of Business. The Seller will cause each of Hamilton and its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

               (e) Full Access. The Seller will permit, and the Seller will cause each of Hamilton and the Group Subsidiaries to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Hamilton and the Group Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to each of Hamilton and the Group Subsidiaries.

               (f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 6 above that is reasonably likely to continue uncured to the Closing Date. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of his or its own representations and warranties in Sections 4 and 5 above. No disclosure by any Party pursuant to this Section 7(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

               (g) Exclusivity. The Seller will not (and the Seller will not cause or permit any of Hamilton and its Subsidiaries to)
     (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of Hamilton and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Buyer promptly, but in any event within 48 hours, if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               (h) Estoppel Letters. The Seller will cause each of Hamilton and its Subsidiaries to use its commercially reasonable best efforts to obtain estoppel letters in form and substance reasonably acceptable to the Buyer with respect to each parcel of Leased Real Property.

               (i)  Certain Executives.

               (i) The Seller shall use its reasonable best efforts to obtain prior to the Closing a written non-competition agreement from each Named Executive prohibiting such Named Executive from working for or being connected with any business competing with the direct response business of Hamilton until at least the one-year anniversary of the Closing Date.

               (ii) If Matthew Jordan does not continue his employment with Hamilton or the Buyer until the six-month anniversary of the Closing Date, the Seller shall cause Thomas Toman (provided that Mr. Toman is then still in the employ of the Seller, its Affiliates or any successor thereof, it being understood that the Seller shall not terminate Mr. Toman except for cause) to be seconded to the Buyer or Hamilton at the Buyer's or Hamilton's facilities for the majority of his working days (or such longer period as is necessary to manage Hamilton's information systems in a satisfactory manner) during such six-month period. Mr. Toman's salary during such period shall be paid by the Seller.

               (iii) If Karl Kunz and Ross Carletta do not continue their employment with Hamilton or the Buyer through the six-month anniversary of the Closing Date, the Seller shall cause John Kuk (provided that Mr. Kuk is then still in the employ of the Seller, its Affiliates or any successor thereof, it being understood that the Seller shall not terminate Mr. Kuk except for cause) to be made available to Hamilton or the Buyer at Hamilton's or the Buyer's facilities for the majority of his working days (or such longer period as is necessary) during such six-month period. Mr. Kuk's salary shall be paid during such period by the Seller.

               (iv) The Buyer agrees to offer, prior to the Closing, employment to each of the Named Executives, Mary Stokes and Ross Carletta for a term of at least six months following the Closing Date.

               (j) Delivery of Certain Agreements. Prior to the Closing Date, the Seller shall deliver to the Buyer a list of any agreement to which Hamilton or any of its Subsidiaries is a party pursuant to which Hamilton or any of its Subsidiaries has agreed to maintain information or materials confidential.

          8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Business.

               (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Litigation (other than any such Litigation in which the Parties are suing each other) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Hamilton and the Group Subsidiaries, the other Party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
     Section 9 below).

               (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Hamilton and its Subsidiaries from maintaining the same business relationships with Hamilton and its Subsidiaries after the Closing as it maintained with Hamilton and its Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of Hamilton and its Subsidiaries to the Buyer from and after the Closing.

               (d) Confidentiality. The Seller, its Affiliates, their directors, officers, and employees will, and the Seller will use its reasonable best efforts to cause the agents of Hamilton and its Subsidiaries to, treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
     Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

               (e) Covenant Not to Compete. For a period of five years from and after the Closing Date, none of the Seller and its Affiliates will engage directly or indirectly in the sale of any Products through or by direct response marketing through or by either print advertising or direct mail sent directly to consumers anywhere in the world, except in the same manner and to the same extent that Enesco is permitted to do so under the License Agreement. Notwithstanding the immediately preceding sentence, the Seller or its Affiliates may (i) acquire, operate or develop a business which directly markets Products so long as less than 10% of the aggregate gross revenues of such business are derived from the direct marketing of such Products and (ii) own no more than 1% of the outstanding stock of any publicly traded corporation which directly markets any Products. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               (f)  Benefits Plans.  Promptly upon written
     notification by Hamilton that, at its election, it has established a savings plan (the "Hamilton Savings Plan") qualified under Section 401(a) of the Code and/or meeting the requirements of Section 401(k) of the Code, the Seller shall, upon its receipt of a favorable determination letter from the Internal Revenue Service or an opinion of counsel (in which case the Buyer shall nevertheless promptly request such determination letter) to the effect that the Hamilton Savings Plan has been properly adopted and that the plan documents have been written to comply with the requirements for a qualified plan under Section 401(a) of the Code, cause to be transferred from the Stanhome Investment Savings Plan to the Hamilton Savings Plan the account balances for all employees of Hamilton and the Group Subsidiaries who, as of the actual date of transfer remain employees of Hamilton or any of the Group Subsidiaries, and such account balances shall have been determined no more than ten days prior to the actual date of transfer. The transfer of such account balances shall be in cash or property acceptable to the Buyer; provided, however, that the Hamilton Savings Plan will accept a transfer of promissory notes or other documentation evidencing loans to employees under the Stanhome Investment Savings Plan.
     In addition, the Seller will assist in the transition of the post-Closing administration of all Employee Benefit Plans applicable to employees of Hamilton or the Group Subsidiaries.

               (g) Change of Corporate Names. The Seller shall, on, or as soon as reasonably practicable after, the Closing Date, change or cause to be changed, the corporate names of Hamilton UK, Hamilton Canada and Hamilton Germany (including making any filings with applicable governmental authorities in order to effect such change) so as to eliminate the word "Hamilton" from each such corporate name, and cease using any corporate or trade name containing the word "Hamilton" (including on any stationery, letterhead or business cards).

               (h)  Certain Retained Liabilities.

               (i) The Parties acknowledge and agree that the two lawsuits to which Hamilton is a party known as (A) Joseph Timmerman v. The Hamilton Collection and Enesco Corporation, United States District Court for the Eastern District of New York (CV 9700152 (CPS)), and (B) The Hamilton Collection, Inc. v. Florida Department of Revenue, Circuit Court of the Second Judicial Circuit in and for Leon County, Florida (Case No. 93-926), shall be retained by the Seller. The Seller shall retain the sole right to defend and, subject to the last sentence of this Section 8(h)(i), settle such lawsuits at the Seller's expense and, notwithstanding anything herein or in the Disclosure Schedule to the contrary, will, subject to the last sentence of this Section 8(h)(i), indemnify and hold the Buyer and its officers, directors and controlling persons harmless from and against the entirety of any Adverse Consequences that the Buyer, such officers, directors or controlling persons or Hamilton may suffer in connection with such lawsuits. The Buyer shall (at the Seller's expense) provide such cooperation in connection with such lawsuits as the Seller may reasonably request. The Seller shall pay the full amount of all Adverse Consequences relating to any settlement or judgment and be entitled to the full amount of any settlement or judgment received on any counterclaim filed in such lawsuits; provided, however, that (A) the Seller shall negotiate any such settlement in good faith and shall not agree to any settlement in either such lawsuit that could have an adverse effect on the Buyer or Hamilton without the prior written consent of the Buyer (not to be unreasonably withheld) and (B) in the event that the Buyer declines to consent to any such proposed settlement as provided in the preceding clause (A), the Buyer shall be responsible for the full amount, if any, by which the amount of all Adverse Consequences relating to the ultimate settlement exceeds the amount of all Adverse Consequences relating to the settlement proposed pursuant to such clause (A) and the Buyer shall be entitled to receive from the Seller the full amount, if any, by which the amount of all Adverse Consequences to the Seller of the settlement proposed pursuant to such clause (A) exceeds the amount of all Adverse Consequences of the ultimate settlement; provided further, that in the event the Buyer declines to consent to a settlement negotiated by the Seller, the Buyer may, at its option, assume the complete defense of the applicable lawsuit, in which case the Buyer shall not be responsible for any out-of-pocket expenses (including attorneys' fees) incurred by the Seller in connection with such lawsuit.

               (ii) Notwithstanding anything herein or in the Disclosure Schedule to the contrary, the Seller will indemnify and hold the Buyer and its officers, directors and controlling persons harmless from and against the entirety of any Adverse Consequences (net of any reserve therefor reflected on the April 25 Balance Sheet) that the Buyer, such officers, directors or controlling persons or Hamilton may suffer in connection with any Liability relating to escheat and abandoned or unclaimed property obligations arising from acts or omissions prior to the Closing (including the preparation and filing of, or failure to prepare or file, any unclaimed property forms with any governmental authority).

               (i) Severance Policy. The Buyer agrees to maintain, or cause Hamilton to maintain, until the first anniversary of the Closing Date, the Hamilton Severance Policy in effect in substantially the same form as it exists immediately prior to the Closing. The Seller shall be responsible for all severance payments, if any, to be paid to any Named Executive (or otherwise to be paid to any other employee of Hamilton or the Group Subsidiaries in excess of any amount required to be paid pursuant to the Hamilton Severance Policy).

               (j) Maintenance of Records for Claims. Until the period ending one year after the date on which any claim for indemnification made by the Buyer pursuant to Section 9(b) is settled or paid, the Buyer shall maintain, or cause to be maintained, the records that relate to such claim. Such records shall be (i) true and complete in all material respects and
     (ii) available to the Seller or its designated representative for inspection and compliance audit (at the Seller's expense) at reasonable times during normal business hours upon reasonable notice.

               (k) Records. The Buyer shall maintain and make available to the Seller or its external auditors at reasonable times during normal business hours upon reasonable notice, at the Seller's expense, all financial records of the Business necessary for the Seller's preparation of its 1997 financial statements.

          9.   Remedies for Breaches of This Agreement.

               (a) Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement (other than those contained in Sections 6(f) and 6(k)) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter, and the corresponding obligation to indemnify under Sections 9(b) and 9(c) shall expire at such time unless a claim has been made prior thereto; provided, however, that the representations and warranties contained in Sections 6(k) and the covenants and agreements set forth in Article 10 shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of the applicable statute of limitations (giving effect to any extensions or waivers), and the representations and warranties contained in Section 6(f) shall survive forever.

               (b)  Indemnification Provisions for Benefit of the
     Buyer.

             (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties and covenants contained herein and, if there is an applicable survival period pursuant to Section 9(a) above, provided that the Buyer makes a written claim for indemnification to the Seller within such survival period, then the Seller (including any successor to any substantial portion of the remaining businesses of the Seller and its Subsidiaries) agrees, subject to Section 9(d), to indemnify the Buyer and its officers, directors and controlling persons from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

            (ii) The Seller (including any successor to any substantial portion of the remaining businesses of the Seller and its Subsidiaries) agrees to indemnify the Buyer and its officers, directors and controlling persons from and against any Taxes of Hamilton and its Subsidiaries, including (but not limited to) the unpaid Taxes of any Person (other than any of Hamilton and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing
          Date to the extent allocable (determined in a manner consistent with Section 10(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the April 25 Balance Sheet
          (it being understood that any such indemnification shall not be available to the extent that indemnification has already been made in respect of the same Adverse Consequence pursuant to Section 9(b)(i) above). There will be no Liability included in the Tax Liability on the April 25
          Balance Sheet for income Tax cushions or Tax on any transactions or restructuring which are undertaken prior to the Closing because of this Agreement, except to the extent that such items were included in the Tax Liability on the Initial Balance Sheet.

               (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that the Seller makes a written claim for indemnification to the Buyer within such survival period, then the Buyer (including any successor to any substantial portion of the business of the Buyer) agrees, subject to Section 9(d), to indemnify the Seller and its officers, directors and controlling persons from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

               (d) Limitation on Indemnification. The provisions for indemnification under Sections 9(b)(i) and 9(c), as the case may be, shall be effective only when the aggregate amount of all Adverse Consequences for which indemnification is sought from the Seller or the Buyer, under Section 9(b)(i) or Section 9(c), respectively, exceeds $500,000, in which case the Indemnified Party shall be entitled to indemnification of the amount of all such Adverse Consequences, up to a maximum of $10,000,000 (excluding any claim for fraud). In the event that the Seller is entitled to seek recovery under any current or previously existing insurance policy in respect of any Adverse Consequence which, when aggregated with all other Adverse Consequences suffered by the Buyer, exceeds $10,000,000, the Seller shall use its reasonable best efforts to seek such recovery and shall reimburse the Buyer (or any applicable officer, director or controlling person) for the full amount of such Adverse Consequence so recovered (net of the Seller's reasonable out-of-pocket expenses incurred in connection with seeking such recovery). Any indemnity under this Section 9 shall be reduced by any Tax Impact or insurance benefit realized by the Indemnified Party. If the amount of any Adverse Consequences shall, at any time subsequent to payment of an indemnity therefor, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any reasonable, out-of-pocket expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

               (e)  Matters Involving Third Parties.

             (i) If any third party shall notify either Party (the "Indemnified Party"), in any manner, with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within ten days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

           (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with
          Section 9(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and
          (C) the Indemnifying Party will negotiate any settlement in good faith and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim that could have an adverse effect on the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably); provided, however, that in the event that the Indemnified Party declines to consent to any such proposed settlement as provided in clause (C), the Indemnified Party shall be responsible for the full amount of the amount, if any, by which the Adverse Consequences of the ultimate settlement exceed the Adverse Consequences to the Indemnifying Party of the settlement proposed pursuant to clause (C) and the Indemnified Party shall be entitled to receive from the Indemnifying Party the full amount, if any, by which the Adverse Consequences to the Indemnifying Party of the settlement proposed pursuant to clause (C) exceed the Adverse Consequences of the ultimate settlement; provided further, that in the event the Indemnified Party declines to consent to a settlement negotiated by the Indemnifying Party, the Indemnified Party may, at its option, assume the complete defense of the Third Party Claim, in which case the Indemnified Party shall not be responsible for any out-of-pocket expenses (including attorneys' fees) incurred by the Indemnifying Party in connection with such Third Party Claim. Notwithstanding the foregoing, with respect to any Tax-related matter for which indemnification would be available hereunder, the Indemnified Party shall only be entitled to participate in such defense with the prior consent of the Indemnifying Party.

            (iv) In the event any of the conditions in Section 9(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

              (f)   Determination of Adverse Consequences.   The
     Parties shall take into account the time value of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 9.

              (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Seller and its Affiliates hereby agree that they will not make any claim for indemnification against any of Hamilton and the Group Subsidiaries by reason of the fact that any of them was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). The Seller and its Affiliates hereby agree that they will have no right of contribution or indemnity from any of Hamilton and its Subsidiaries with respect to amounts paid by the Seller pursuant to this Section 9.

          10. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

              (a)   Tax Periods Ending on or Before the Closing Date.

             (i) The Seller shall include Hamilton and its Subsidiaries, and the Buyer shall cause Hamilton and its Subsidiaries to consent to join, for all taxable periods of the Seller ending on or before the Closing Date for which Hamilton and its Subsidiaries are eligible to do so, in any consolidated or combined federal, state and local income Tax Returns of the Seller. The Buyer agrees to cooperate with the Seller and its Affiliates in the preparation of the portions of such Tax Returns pertaining to Hamilton and its Subsidiaries, and hereby agrees to take no position inconsistent with Hamilton and its Subsidiaries being members of the consolidated or combined groups of which the Seller is the common parent for all such periods. The Seller shall cause to be timely paid all income Taxes to which such Tax Returns relate for all periods covered by such Tax Returns.

            (ii) The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns other than the consolidated, unitary or combined income Tax Returns described in Section 10(a)(i) above for Hamilton and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice and the Buyer shall submit each such Tax Return to the Seller for the Seller's review and approval, which approval shall not be unreasonably withheld, at least fifteen (15) days prior to the date on which such Tax Return is required to be filed (taking into account any extensions). The Seller shall reimburse the Buyer for Taxes of Hamilton and its Subsidiaries with respect to such periods within fifteen (15) days after payment by the Buyer or Hamilton and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the April 25 Balance Sheet.

             (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Hamilton and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the April 25 Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall
     (x) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (y) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Hamilton and its Subsidiaries.

             (c)    Cooperation on Tax Matters.

             (i) The Buyer, Hamilton and its Subsidiaries and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10 (including such amended Tax Returns for periods (or portions thereof) ending on or prior to the Closing Date that the Seller may reasonably request the Buyer, Hamilton or any of the Group Subsidiaries to file) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Hamilton and its Subsidiaries and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Hamilton and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Hamilton and its Subsidiaries or the Seller, as the case may be, shall allow the other party to take possession of such books and records. The Buyer shall not dispose of any records relating to Taxes paid or payable by Hamilton or its Subsidiaries prior to the later of the tenth anniversary of the Closing Date or the final resolution of all litigation initiated prior to the tenth anniversary of the Closing Date relating to Taxes of Hamilton and its Subsidiaries for any Tax period ending on or prior to the Closing.

            (ii) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to
          Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

               (d) Tax Refunds and Credits. The Buyer shall, within 10 days of receipt of any Tax refund or credit (net of any Tax Impact and excluding any refund or credit reflected on the April 25 Balance Sheet) received by or on behalf of the Buyer or any affiliate or successor thereto (A) for or attributable to any Tax Period of Hamilton or its Subsidiaries ending at or prior to the Closing Date or (B) for or attributable to any period up to and including the Closing Date which is part of a Tax period of Hamilton or its Subsidiaries beginning prior to and ending after the Closing Date, pay the amount of such Tax refund or credit to Seller (including any interest or addition thereon). If the amount of any Tax refund or credit is applied against any other liability of any of Hamilton or its Subsidiaries, the Buyer or any affiliate or successor thereto for Taxes for any Tax period, the Buyer shall, within 10 days of the date of such application, pay to the Seller an amount equal to the amount of the Tax refund or credit (including any interest or addition thereon). The Buyer shall deliver with payment to the Seller a written explanation of the facts surrounding the Tax refund or credit and a copy of any related notice or statement received from any taxing authority.

               (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Hamilton and its Subsidiaries shall be amended to terminate any obligation that Hamilton and its Subsidiaries may have under such agreements as of the Closing Date and, after the Closing Date, Hamilton and its Subsidiaries shall not be bound thereby or have any liability thereunder.

               (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar taxes and fees incurred as a result of the consummation of the transactions contemplated hereby, shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          11.  Termination.

               (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

             (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1997, by reason of the failure of any condition precedent under Section 3(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

           (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing
          (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1997, by reason of the failure of any condition precedent under Section 3(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

               (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for the obligations under Sections 4(d) [Brokers], 5(d) [Brokers], 9(a) [Indemnification], 12(a) [Press Releases and Public Announcements], 12(g) [Notices], 12(h) [Governing Law], and 12(k) [Expenses]. Notwithstanding anything herein to the contrary, (i) if the Buyer terminates this Agreement pursuant to Section 11(a)(ii)(A), then the Seller shall pay all fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby (not to exceed $250,000) and (ii) if the Seller terminates this Agreement pursuant to Section 11(a)(iii)(A), then the Buyer shall pay all fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Seller in connection with this Agreement and the transactions contemplated hereby (not to exceed $250,000).

          12.  Miscellaneous.

               (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise and consult with the other Party prior to making the disclosure).

               (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

               (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Seller:                  Copy to:

        Stanhome Inc.                      Skadden, Arps, Slate, Meagher
        333 Western Avenue                 & Flom LLP
        Westfield, MA 01085                One Beacon Street
        Attention: Bruce H. Wyatt, Esq.    Boston, MA 02108
        Facsimile No.:  (413) 572-0055     Attention: Louis A. Goodman, Esq.
                                           Facsimile No.:  (617) 573-4822

        If to the Buyer:                   Copy to:

        c/o The Bradford Exchange Ltd.     Kirkland & Ellis
        9333 North Milwaukee Avenue        200 East Randolph Drive
        Niles, IL 60714                    Chicago, IL 60601
        Attention: Joel R. Platt, Esq.     Attention: R. Scott Falk, Esq.
        Facsimile No.:  (847) 966-3121     Facsimile No.:  (312) 861-2200

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

               (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (k) Expenses. Except as otherwise provided in Sections 10(f) and 11(b) above, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of Hamilton and its Subsidiaries has borne or will bear the Seller's or any Affiliate's costs and expenses (including, but not limited to, legal, accounting, auditing, consulting and due diligence fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby and Seller agrees that it will pay for all of such costs and expenses.

               (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

               (m)  Incorporation of Exhibits and Schedules.  The
     Exhibits and the Disclosure Schedule identified in this Agreement are deemed to be a part of this Agreement.

               (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

               (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Cook County, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

               (p) Guarantee. By executing this Agreement, Bradford hereby unconditionally guarantees to the Seller the payment obligations of the Buyer hereunder, including the payment of the Purchase Price, the payment required by Section 2(d)(ii)(C) above, and all amounts owing to the Seller pursuant to Section 9(c) above. Nothing shall discharge or satisfy this guarantee except the full payment of all such obligations.

                           *    *    *    *    *


          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

                                   STANHOME INC.

                                   By: /s/ G. William Seawright
                                      ----------------------------------
                                      Title:  President and Chief Executive
                                                Officer


                                   THE CRESTLEY COLLECTION, LTD.

                                   By: /s/ Richard W. Tinberg
                                      ---------------------------------
                                      Title:  Attorney-in-fact


                                   with respect to Section 12(p) herein only, THE BRADFORD EXCHANGE, LTD.

                                   By: /s/ Richard W. Tinberg
                                      ---------------------------------
                                      Title:  Attorney-in-fact



                                                                   Exhibit A

                             GROUP SUBSIDIARIES
                    (and Jurisdiction of Incorporation)

                  Consumer Products Group, Inc. (Florida)

                      Hamilton Agency, Inc. (Florida)

                  The Hamilton Collection, Inc. (Florida)

                     Rivershore Studios, Inc. (Florida)